Exhibit 99.2

FOR IMMEDIATE RELEASE

CommScope Enters Into Merger Agreement With The Carlyle Group

CommScope Stockholders to Receive $31.50 per Share in Cash in $3.9 Billion Transaction

HICKORY, NC, October 27, 2010 – CommScope, Inc. (NYSE: CTV), a global leader in infrastructure solutions for communications networks, has entered into a definitive merger agreement with global alternative asset manager The Carlyle Group in a transaction valued at approximately $3.9 billion that will result in CommScope becoming a private company. The transaction is expected to close in the first quarter of 2011.

Under the terms of the merger agreement, Carlyle will acquire all of the outstanding shares of CommScope common stock for $31.50 per share in cash. This represents a premium of approximately 36% over CommScope’s closing stock price on Friday, October 22, 2010, the last trading day prior to CommScope’s Monday, October 25, 2010 press release announcing a potential transaction between the parties, and a premium of approximately 39% over the average closing share price of CommScope’s common stock for the 30 days ended October 22, 2010.

“We are proud to enter into this agreement with Carlyle and believe this transaction is in the best interest of CommScope and our stockholders,” said Frank Drendel, chairman of the board and chief executive officer, CommScope. “After careful and thorough analysis, together with our independent advisors, our board of directors unanimously approved this transaction with Carlyle, which has a strong reputation and global network, and a proven record of success in acquiring and guiding companies like CommScope. Further, we are pleased that this transaction appropriately recognizes the value of CommScope’s customer relationships, technology and solutions, financial management and global market position, while providing our stockholders with a significant cash premium for their investment.

“CommScope’s success is driven by our talented global workforce and I thank them for their tireless efforts to make CommScope the company it is today. Carlyle shares our confidence in CommScope’s future and will support our people in achieving our long-term goals.”

Eddie Edwards, CommScope’s president and chief operating officer, said, “This transaction with Carlyle is a great outcome for CommScope’s employees, customers and partners. As a private company, we believe CommScope will have greater flexibility to focus on our long-term strategic direction as a global leader in infrastructure solutions for communications networks. Carlyle understands our industry and our business well, and will be a tremendous asset as we build upon our leadership position and continue to implement our strategic plan to deliver enhanced value to our customers around the world.”

Bud Watts, managing director and head of Carlyle’s Technology Group, said, “We’ve known Frank, Eddie and other senior leaders at CommScope for many years. We have the greatest respect for them, CommScope’s many talented employees and the business they have built together. CommScope has a clear strategy, a culture of operational excellence and strong commitments to its employees, customers and partners around the world. We look forward to working with the ‘One CommScope’ team as it pursues the next phase of the company’s growth.”

Cam Dyer, a Carlyle principal, said, “With strong leadership and clear secular growth drivers, CommScope’s long-term prospects are excellent. Carlyle will support CommScope’s continued investment in next generation solutions, more integrated product and service offerings, and superior customer service levels.”

It is anticipated that upon completion of the transaction, Mr. Drendel and Mr. Edwards, along with other members of CommScope’s executive management team, will continue to lead the company.

CommScope’s board of directors has unanimously approved the agreement with Carlyle and recommends that CommScope stockholders approve the proposed merger and merger agreement. CommScope expects to hold a Special Meeting of Stockholders to consider and vote on the proposed merger and merger agreement as soon as practicable after the mailing of the proxy statement to its stockholders.

The transaction is subject to the approval of CommScope’s stockholders, regulatory approvals and other customary closing conditions. The transaction has fully committed financing and is not subject to any condition with regard to the financing. Equity financing will be provided by Carlyle Partners V, a $13.7 billion U.S. buyout fund, and Carlyle Europe Partners III, a €5.4 billion European buyout fund; debt financing will be provided by J.P. Morgan.

Under the merger agreement, CommScope may solicit superior proposals from third parties for a period of 40 calendar days continuing through December 5, 2010. In accordance with the agreement, CommScope’s board of directors, with the assistance of its advisors, intends to solicit superior proposals during this period. In addition, CommScope may, at any time, subject to the provisions of the merger agreement, respond to unsolicited proposals. CommScope advises that there can be no assurance that the solicitation process will result in an alternative transaction. To the extent that a superior proposal received prior to December 5, 2010 leads to the execution of a definitive agreement, CommScope would be obligated to pay a $43.3 million break-up fee to Carlyle. CommScope does not intend to disclose developments with respect to this solicitation process unless and until it determines it is appropriate to do so.

Allen & Company LLC is serving as financial advisor and Gibson, Dunn & Crutcher LLP is serving as legal advisor to CommScope in connection with the transaction. J.P. Morgan is serving as financial advisor to Carlyle, and Alston & Bird LLP and Latham & Watkins LLP are serving as Carlyle’s legal advisors.

About CommScope

CommScope, Inc. (NYSE: CTV; www.commscope.com) provides essential infrastructure that makes communication possible. We empower people to connect and communicate seamlessly where, when, and how they choose. Our solutions and services for wired and wireless networks enable high-bandwidth data, video, and voice applications everywhere – at home, at work, and on the go. Through every wave of technology, CommScope helps the world connect and evolve. Backed by numerous respected brands such as Andrew®, SYSTIMAX® and Uniprise®, CommScope supports customers in more than 100 countries around the world through its focus on integrity, ethics, quality and technical innovation.

About The Carlyle Group

The Carlyle Group is a global alternative asset manager with $90.9 billion of assets under management committed to 66 funds as of June 30, 2010. Carlyle invests across three asset classes – private equity, real estate and credit alternatives – in Africa, Asia, Australia, Europe, North America and South America focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, financial services, healthcare, industrial, infrastructure, technology & business services and telecommunications & media. Since 1987, the firm has invested $61.2 billion of equity in 983 transactions. The Carlyle Group employs more than 880 people in 19 countries. In the aggregate, Carlyle portfolio companies have more than $84 billion in revenue and employ more than 398,000 people around the world. More information is available at www.carlyle.com, www.carlylegroupcreatesvalue.com, and www.youtube.com/OneCarlyle.

Forward Looking Statements

This press release includes forward-looking statements that are based on information currently available to management, management’s beliefs, as well as on a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. For a more detailed description of the factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission. In providing forward-looking statements, the company does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the proposed merger, CommScope, Inc. (the “Company”) will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. THE COMPANY’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED MERGER BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to CommScope, Inc., Attn: Secretary, 1100 CommScope Place SE, Hickory, North Carolina 28602, telephone: (828) 324-2200, or from the Company’s website, http://www.commscope.com.

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on March 19, 2010. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.

Contacts:

For CommScope	For The Carlyle Group

Investor Contacts:

Philip Armstrong

+1 828-323-4848

Mark Huegerich

+1 828-431-2540

News Media Contact:

Rick Aspan

+1 708-236-6568 or

publicrelations@commscope.com

Matthew Sherman or James Golden

Joele Frank, Wilkinson Brimmer Katcher

+1 212-355-4449

News Media Contact: Chris Ullman +1 202-729-5399 or chris.ullman@carlyle.com